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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*
                                             ---

                            Suprema Specialties, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    86859F107
           -----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 pages

SEC 1745 (2/92)


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------------------------                                ------------------------
  CUSIP No.  86859F107                  13G               Page   2 of 8 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Oberweis Asset Management, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                        (a)  [_]

                                                                  (b)  [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Illinois
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None

       SHARES         ----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                312,400
      OWNED BY
                      ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER

     REPORTING                  None

       PERSON         ----------------------------------------------------------

        WITH           8    SHARED DISPOSITIVE POWER

                                312,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            312,400
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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------------------------                                ------------------------
  CUSIP No.  86859F107                  13G               Page   3 of 8 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James D. Oberweis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                        (a)  [_]

                                                                  (b)  [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF                  None

       SHARES         ----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                312,400
      OWNED BY
                      ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER

     REPORTING                  None

       PERSON         ----------------------------------------------------------

        WITH           8    SHARED DISPOSITIVE POWER

                                312,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            312,400
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    Suprema Specialties, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    510 East 35th Street
                    Paterson, NJ  07543

Item 2(a)      Name of Person Filing:

                    Oberweis Asset Management, Inc. ("OAM")
                    James D. Oberweis ("Mr. Oberweis")

Item 2(b)      Address of Principal Business Office:

                    OAM and Mr. Oberweis are both located at:

                    951 Ice Cream Drive, Suite 200
                    North Aurora, IL  60542

Item 2(c)      Citizenship:

                    OAM is an Illinois Corporation.
                    Mr. Oberweis is a U.S. citizen.

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    86859F107

Item 3         Type of Person:

                    (e) OAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940. Mr. Oberweis is the principal stockholder of OAM.

Item 4         Ownership (at December 31, 2001):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         312,400 shares

                    (b)  Percent of class:

                         3.2% (based on 9,792,538 shares outstanding on November 14, 2001)

                                Page 4 of 8 pages

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                    (c)  Number of shares as to which such person has:

                           (i)  sole power to vote or to direct the vote: none
                          (ii)  shared power to vote or to direct the vote:
                                312,400
                         (iii) sole power to dispose or to direct the disposition of: none
                          (iv) shared power to dispose or to direct disposition of: 312,400

Item 5         Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 5 of 8 pages

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                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002


               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                            OBERWEIS ASSET MANAGEMENT, INC.



                                            By:  /s/  Patrick B. Joyce
                                                 -------------------------------
                                                      Patrick B. Joyce
                                                      Executive Vice President

               The undersigned individual, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                            By:  /s/  James D. Oberweis
                                                 -------------------------------
                                                      James D. Oberweis

                               Page 6 of 8 pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 13, 2002 between Oberweis Asset Management, Inc. and James D. Oberweis



                               Page 7 of 8 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                    Dated:  February 13, 2002


                                            OBERWEIS ASSET MANAGEMENT, INC.



                                            By:  /s/  Patrick B. Joyce
                                                 -------------------------------
                                                      Patrick B. Joyce
                                                      Executive Vice President



                                            By:  /s/  James D. Oberweis
                                                 -------------------------------
                                                      James D. Oberweis

                               Page 8 of 8 pages